Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2015

Driven by Purion, 2015 systems revenues increase by 110.6% over 2014

BEVERLY, Mass. — February 2, 2016—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2015.

Highlights for the full year include:

•                  Revenues of $301.5 million, a 48.5% increase over 2014.

•                  System revenues of $171.9 million, a 110.6% increase over 2014.

o                Resulting in market share gains from 12.8% in 2014 to between 17% and 20% in 2015.

•                  Systems margins improved by 26% for the full year 2015 over the fourth quarter of 2014.

•                  Operating profit of $20.7 million, compared to an operating loss of $10.7 million in 2014.

•                  Net income of $14.7 million or $0.12 per share, compared to a net loss of $11.3 million or $0.10 per share in 2014.

•                  Increased cash, cash equivalents and restricted cash to $85.8 million from $31.6 million in the fourth quarter of 2014, and eliminated all bank debt.

The Company reported fourth quarter revenue of $70.5 million, compared to $79.3 million for the third quarter of 2015. Operating profit for the quarter was $2.4 million, compared to $7.7 million for the third quarter. Net income for the quarter was $0.8 million, or $0.01 per share. This compares to net income for the third quarter of 2015 of $6.1 million, or $0.05 per share. Cash, cash equivalents and restricted cash were $85.8 million at December 31, 2015, compared to $79.9 million on September 30, 2015.

“2015 was a very successful year for Axcelis, fueled by strong sales of the Purion platform, which accounted for 74.3% of our systems revenues,” said President and CEO Mary Puma. “Looking forward to 2016, we believe the continued adoption of our Purion product family will allow us to capture the next wave of industry growth, driving market share gains and improved financial results.”

Business Outlook

For the first quarter ending March 31, 2016, Axcelis expects revenues to be in the mid $60 million range. Gross margin in the first quarter is expected to be in the mid 30% range. First quarter operating profit is forecasted to be approximately $1-2 million with breakeven to $0.01 earnings per share.

Fourth Quarter 2015 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss results for the fourth quarter and full year 2015. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 14855645. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

Revenue:
Product	$64,802	$57,076	$278,875	$179,246
Services	5,656	5,454	22,620	23,805
Total revenue	70,458	62,530	301,495	203,051
Cost of Revenue:
Product	43,617	39,639	181,060	113,285
Services	4,868	4,094	18,729	19,602
Total cost of revenue	48,485	43,733	199,789	132,887

Gross profit	21,973	18,797	101,706	70,164

Operating expenses:
Research and development	7,907	7,481	32,586	33,533
Sales and marketing	5,517	5,310	23,325	20,713
General and administrative	6,143	5,602	25,059	23,958
Restructuring charges	—	(27)	18	2,621
Total operating expenses	19,567	18,366	80,988	80,825

Income (loss) from operations	2,406	431	20,718	(10,661)

Other (expense) income:
Interest income	48	27	64	32
Interest expense	(1,349)	(257)	(4,976)	(1,069)
Other, net	(50)	249	(601)	1,531
Total other (expense) income	(1,351)	19	(5,513)	494

Income (loss) before income taxes	1,055	450	15,205	(10,167)

Income tax provision	229	285	527	1,099

Net income (loss)	$826	$165	$14,678	$(11,266)

Net income (loss) per share:
Basic	$0.01	$0.00	$0.13	$(0.10)
Diluted	$0.01	$0.00	$0.12	$(0.10)

Shares used in computing net income (loss) per share:
Basic weighted average common shares	115,745	112,218	114,378	111,450
Diluted weighted average common shares	121,855	117,251	120,916	111,450

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2015	2014

ASSETS
Cash and cash equivalents	$78,889	$30,753
Accounts receivable, net	36,868	42,794
Inventories, net	115,904	104,063
Prepaid expenses and other assets	19,652	18,755
Property, plant and equipment, net	30,031	30,464
Restricted cash	6,936	825
Total assets	$288,280	$227,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$19,849	$21,605
Accrued compensation	9,059	4,232
Warranty	3,555	1,527
Income taxes	143	196
Deferred revenue	8,542	7,231
Bank debt	—	14,530
Sale leaseback obligation	47,586	—
Other liabilities	9,286	9,981
Total liabilities	98,020	59,302

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 300,000 shares authorized; 116,101 shares issued and 115,981 shares outstanding at December 31, 2015; 112,849 shares issued and 112,729 shares outstanding at December 31, 2014	116	113
Additional paid-in capital	529,002	519,068
Treasury stock, at cost, 120 shares at December 31, 2015 and 2014	(1,218)	(1,218)
Accumulated deficit	(336,209)	(350,887)
Accumulated other comprehensive (loss) income	(1,431)	1,276
Total stockholders’ equity	190,260	168,352
Total liabilities and stockholders’ equity	$288,280	$227,654